EXHIBIT 10.4


                            SARATOGA RESOURCES, INC.
                           2304 Hancock Drive, Suite 5
                            Austin, Texas 78756-2540
                            Telephone: (512) 371-1171
                            Facsimile: (512) 371-3383

                                 January 3, 2001


Via Telefax

Mr. Mike Mount
Trek Oil and Gas, Inc. ("Trek")
811 Dallas, Suite 819
Houston, Texas 77002

              RE:   Trek Settlement Agreement
                    Adcock Farms No. 1 Well ("Well")
                    Adcock Farms Prospect ("Prospect")
                    Dawson County, Texas

Dear Mike:

         Pursuant to your acceptance of Saratoga Resources, Inc. and Ivy Oil Company, L.L.C. (the "Parties") offer of settlement with regard to terminating Trek's participation in the above Adcock Farms Prospect, the Parties offer the following.

         The Parties will tender payment to Trek in the total amount of $12,055.35. In consideration of this amount and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Trek hereby grants, sells, conveys and assigns, equally to the Parties, all of its right, title and interest, including any and all real and personal property, contract rights, claims, causes of action and other rights associated with the "Lands" described below.

         The following property shall collectively be described herein as the "Lands":

         (i) all lands located within a one and one-half statute mile radius of the wellbore for the well, currently located in the southwest quarter of Block 35, Section 30 in the Holloway Survey in Dawson County, Texas (the "Land");

         (ii) all current leasehold interest in any of the Lands including the exclusive right, during the three year term of the non-compete agreement set forth below, to negotiate and acquire any and all leasehold, mineral, royalty, production payment, or other such interest in the Land;

         The Parties, for the above referenced consideration, hereby agree to accept any and all liability attaching to Trek to plug or abandon the Well. The Parties or their successors in interest shall be solely liable for all costs and expenses associated with plugging and abandoning the Well.

         As further consideration, Trek acknowledges the confidential and proprietary nature of the business dealings, data and all associated documentation and information, associated with the Prospect and agrees not to disclose or provide access to any such documentation or information related to the Prospect for a period of three years from date. In addition, Trek agrees not to deal with or compete in any manner, with regard to the lands located within a one and one-half statute mile radius of the Adcock Farms wellbore for a period of three years from date.

         The Parties propose that we close vie U.S. Express Mail. Once the Parties have endorsed the agreed payment to Trek, a copy of the endorsed check shall be faxed to Trek for Trek's review. Once Trek approves the check and has properly executed this Settlement Agreement, Trek shall fax a copy of the fully executed Settlement Agreement to the Parties at (512) 371-3383. Trek shall thereafter compile the documents and data comprising all of the Prospect materials in Treks possession, including the original of this properly executed Settlement Agreement, and shall prepare them for overnight U.S. Express Mail delivery to the Parties at the address on the above letterhead. Trek shall advise Saratoga and Ivy of the day Trek will forward the Prospect materials to the Parties and Saratoga and Ivy agree to promptly forward the endorsed check to Trek the day by overnight U.S. Express Mail. By executing this Settlement Agreement Trek agrees to all of the terms, and provisions set forth above which the Parties also covenant and agree to.

         Agreed to and accepted by Trek this 29th day of December 2000.

                                                     Trek Oil & Gas, Inc.


                                                     Mike Mount, President